UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2022

Enfusion, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40949	87-1268462
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 South Clark Street, Suite 750	60603
Chicago, Illinois
(Address of principal executive offices)	(Zip code)

(312) 253-9800
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	ENFN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 19, 2022, the Board of Directors of Enfusion, Inc. (the “Company”) appointed Bradley Herring as Chief Financial Officer of the Company. In connection with Mr. Herring’s appointment, Stephen Dorton, who previously served as the Company’s Chief Financial Officer, stepped down from the Chief Financial Officer role and will serve as an advisor until his previously announced resignation date of January 6, 2023.

Prior to joining the Company, Mr. Herring, 52, served as Chief Financial Officer of Shift4 Payments, a NYSE-listed payment processing and SaaS company, from October 2019 to August 2022, and as Chief Financial Officer of Elavon, Inc., a processor of credit card transactions from 2016 to 2019. Mr. Herring also served as Chief Financial Officer of the digital banking group of Fiserv, a provider of online banking and online payment services, from 2012 to 2015. He was also the Vice President of Global Operations for Equifax for five years, from 2008 to 2013. Mr. Herring has passed the Series 7 General Securities Representative Exam, administered by the Financial Industry Regulatory Authority, Inc. He holds a Bachelor of Arts degree in Management and Economics and a Masters of Business Administration from Georgia Institute of Technology Scheller College of Business.

In connection with his appointment, Mr. Herring entered into an employment agreement on December 14, 2022, with a commencement date of December 19, 2022 (the “Employment Agreement”).  Pursuant to the terms of the Employment Agreement, Mr. Herring will receive an annual base salary of $450,000, will receive a one-time sign-on bonus of $250,000 (subject to certain customary clawback conditions), will have a target bonus of $275,000 for the 2023 fiscal year, and will be eligible to participate in the Company’s long-term equity incentive plan for executives beginning in 2023, with his equity incentive grant for the 2023 fiscal year to consist of time-based restricted stock units (“RSUs”) that have a grant date value of $450,000.

In connection with his appointment and effective December 19, 2022, the Company’s Compensation Committee awarded Mr. Herring 175,000 RSUs (the “Initial Grant”) under the Company’s 2021 Stock Option and Incentive Plan (the “Plan”).  The Initial Grant will vest in two equal installments on December 19, 2024 and December 19, 2025, subject to Mr. Herring remaining in a “Service Relationship” (as defined in the Plan) on the applicable vesting dates.  The vesting of the Initial Grant (1) may be subject to acceleration in the event of Mr. Herring’s death, disability or retirement, and (2) will be subject to acceleration if (i) the Company consummates a Sale Event (as defined in the Plan), (ii) Mr. Herring’s Service Relationship is terminated other than for cause or if Mr. Herring resigns for good reason, in either case upon or during the 12-month period following the Sale Event, and (iii) the parties to the Sale Event do not provide for the assumption, continuation or substitution of the RSUs and the Company does not make or provide for a payment to Mr. Herring as contemplated in Section 3(c) of the Plan.

Under the Employment Agreement, Mr. Herring will be subject to twelve-month post-termination non-compete and non-solicit covenants, a six-month post-termination client competition covenant, and a perpetual confidentiality covenant.

In connection with his appointment, the Company has entered into an indemnification agreement with Mr. Herring that is in substantially the same form as those entered into with other officers of the Company. There are no family relationships between Mr. Herring and any director or executive officer of the Company. In addition, Mr. Herring has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 7.01 – Regulation FD Disclosure

On December 19, 2022, the Company issued a press release announcing the appointment described above.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the

Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 - Financial Statements and Exhibits

(d) The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press Release issued by the Company on December 19, 2022, furnished herewith.
10.1*	Employment Agreement between Bradley Herring and Enfusion Ltd., LLC, dated December 14, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2022	ENFUSION, INC.

	By:	/s/ Matthew R. Campobasso
	Name:	Matthew R. Campobasso
	Title:	General Counsel